EXHIBIT 10.5

Investigator Initiated Research Study Agreement

This Investigator Initiated Study Agreement (the “Agreement”) sets forth the understanding between Cyto Wave Technolocies, Inc., a medical technology company located in 201 Spear Street, Suite 1100, San Francisco, CA 94105 (“CytoWave”) and The Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences (“Sponsor-Institute”) on behalf of its employee, Laura Hutchins, M.D. and Vladimir Zharov, Ph.D. (“Sponsor-Investigator”) concerning the Investigator Initiated Research Plan entitled: “Optimization Of An Experimental Prototype For Photoacoustic Detection Of Circulating Melanoma Cells And Clinical Trials In Humans” (“Research Plan”) and the Sponsor-Investigator’s clinical study protocol (the “Study”) entitled “In Vivo Real-Time Detection of Circulating Melanoma Cells”, Protocol #133965 (the “Protocol”), collectively referred herein as the “Research Project”.

1.

The support provided by CytoWave to Sponsor-Institute for the conduct of the Research Project shall consist of monetary funding in the amount of Two Hundred Sixty Two Thousand Seven Hundred and Fifty U.S. Dollars ($262.750.00) for the performance period from April 1, 2013 through August 31, 2013, and Four Hundred Thirty Six Thousand Four Hundred and Eighty Five US Dollar ($436,485.00) for the performance period of September 1, 2013 through March 31, 2014 in accordance with the Budget, attached hereto as Exhibit C and incorporated into this Agreement (“Budget”). Payment for the second performance period shall be contingent on CytoWave’s ability to raise sufficient funds from investors and CytoWave’s prior approval. Sponsor-Institute will be responsible for all administrative costs including, but not limited to, institutional fees and overhead, Institutional Review Board (“IRB”) review, and any subsequent renewal fees, manuscript and abstract preparation and submission fees. The parties agree that the funding provided hereunder: (a) has not been determined in any manner that takes into account the volume or value of any referrals or business otherwise generated between Sponsor-Institute and/or Sponsor-Investigator and CytoWave and/or any of CytoWave’s Affiliates. For the purposes of this Agreement, “Affiliates” shall mean any company or entity, which directly or indirectly, controls, is controlled by, or is under common control with the relevant party. Control means direct or indirect ownership of more than 50% of the capital stocks or interest in a company or the right to direct or control the composition of the board of directors.

Sponsor-Institute shall invoice CytoWave on a monthly basis for Research Project payments to CytoWave’s President & CEO George Yu at gyu@cytowavetech.com. All payments shall be made payable to: University of Arkansas for Medical Sciences (tax I.D. #) 71-6046242.

CytoWave shall remit all payments to:

University of Arkansas for Medical Sciences Treasurer’s Office c/o Zharov

4301 W. Markham, Slot 560 Little Rock, AR 72205.

2.

The Research Plan (attached hereto and incorporated herein as Exhibit A) is subject to approval by the Sponsor-Institute and CytoWave, and the Protocol (attached hereto and incorporated herein as Exhibit B) is subject to approval by the applicable Institutional Review Board (“IRB”) and CytoWave. If requested, Sponsor-Institute will provide copies of such approvals to CytoWave. Thereafter, the Research Plan and/or the Protocol may be amended by the Sponsor-Institute as reasonably necessary upon approval by Cyto Wave and the IRB, as applicable. Notwithstanding the foregoing, if the Research Plan and/or the Protocol is amended as provided herein, Sponsor-Institute may make a written request to CytoWave for any additional funding as necessary for the such amendments, and, subject to the terms of this provision, the parties may execute a written amendment to this Agreement evidencing the parties’ agreement to the provision of such additional funding.

3.

The requirements applicable to Sponsor-Investigator include those applicable to both an investigator and a sponsor under 21 C.F.R. Part 312. Sponsor-Institute is also responsible for conducting this Study in accordance with the Protocol, the Agreement, all applicable laws, rules, regulations, guidances, and industry codes including, without limitation, those relating to Good Clinical Practices, patient confidentiality, obtaining informed consent and authorization, protection of human research subjects, coding and billing, and proper reporting of amounts paid to third party payors (including  Medicare and Medicaid). Sponsor-Institute shall be responsible for reporting any serious adverse events associated with the use of Study device to the United States Food and Drug Administration (“FDA”) and to the IRB.

4.

The design of the Research Plan and the Protocol, as well as all other aspects of the Research Project conduct (including, but not limited to, securing and maintaining all appropriate IRB and legal/regulatory approvals), shall be the sole responsibility of Sponsor-Institute. Any changes or amendments to the final Research Plan or Protocol shall be submitted to CytoWave for approval and/or the IRB, as applicable. .

5.

A. Sponsor-Institute covenants, represents and warrants that any director, officer, employee and agent involved in the performance of the Study is not (a) disqualified from serving as a research facility or investigator; or (b) excluded from participation in any Federal health care program as defined in 42 U.S.C. 1320a-7b(f) (“Federal Health Care Program”) and no debarred person will in the future be employed by Sponsor-Institute in connection with the Study. If Sponsor-Institute, or any of its respective (i) employees, (ii)officers (iii) directors or (iv), agents, who are involved in the performance of the Study, are excluded or debarred from participation in any Federal Health Care Program or other government payment program, or become otherwise ineligible to participate in any such program, Sponsor-Institute shall notify CytoWave within three (3) business days after such event, and upon the occurrence of such event (whether or not such notice is given to CytoWave), CytoWave may immediately terminate the whole or any part of this Agreement.

B.

Sponsor-Institute covenants, represents and warrants that the employees of Sponsor-Institute have not made, offered or solicited and will not make, offer or solicit any remuneration, kickbacks, or anything else of value to any person or entity in violation of the federal Anti-Kickback Statute (42 U.S.C. § 1320-a7b(b)) or any applicable state anti-kickback statutes (together “Statutes”), which Statutes are incorporated hereby by this specific reference.

C.

Sponsor-Institute covenants, represents and warrants that the Study shall be performed: (i) using Sponsor-Institute’s and Sponsor-Investigator’s reasonable best efforts, expertise and skill; (ii) in a timely manner; (iii) in accordance with the professional standards and quality, consistent with industry standards; (iv) in accordance with all applicable laws, rules and regulations; (v) in accordance with the terms and conditions this Agreement and any other written instructions, specifications, guidelines or requirements provided by CytoWave; and (vi) in a manner that shall not infringe, misappropriate, or violate the rights of any third party.

6.

A. The parties agree to hold in confidence all proprietary information disclosed to the receiving party by the disclosing party, , including without limitation, trade secrets, know-how and any and all information comprising or relating to the Research Plan, concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models assays, research plans, procedures, research results, Study Protocol, Study data, or processes and any other information disclosed or learned pursuant to this Agreement (hereinafter referred to as “Confidential Information”).

This requirement  shall remain in full  force  for  a period  of  ten  (10) years  following completion of work under this Agreement. The foregoing shall not apply when, after and to the extent the Confidential Information disclosed, as documented by competent evidence:

i) is or becomes available to the public through no fault of the receiving party; ii) was already known to the receiving at the time of disclosure as evidenced by written records in the possession of receiving party prior to such time; ii) is subsequently received by the receiving party in good faith from a third party without breaching any known confidential obligation between the third party and the disclosing party; or iii) is required to be disclosed in compliance with court orders, statutes or regulations.

C. In the event that the receiving party is required to disclose the Confidential Information pursuant applicable law or regulation, a subpoena or order of a court of competent jurisdiction, the receiving party shall provide prompt notice of such requirement to the disclosing party to permit the disclosing party to file a motion for a protective order or otherwise seek legal relief it deems appropriate to protect its interests in the Confidential Information. The compelled disclosure described in the preceding sentence shall not otherwise alter or affect the confidential nature of the Confidential Information.

7.

A. CytoWave is  committed  to honoring  the principles  of  academic freedom for Sponsor-Institute and Sponsor-Investigator to publish the results of the Research Project. Sponsor-Institute (together with Sponsor-Investigator and the sub-investigator(s) for the Study) shall be free to publish, present or use all Study data and Study results arising out of the conduct of the Study or research results and data arising from the conduct of the Research Plan (individually, a “Publication”) for academic, research, clinical or publication objectives. The term “Publication” shall include, but not be limited to, abstracts, presentations, and drafts or final manuscripts. Sponsor-Institute shall, and shall cause Sponsor-Investigator and the sub-investigator to, include, in all Publications, a disclosure of monetary funding from CytoWave for the Study and for the Research Plan. Sponsor-Institute shall ensure that Sponsor-Institute officers and employees who receive or analyze any Study data or other information arising out of the performance of this Agreement shall comply with the confidentiality and publication provisions of this Agreement under their employment obligations with Sponsor-Institute. Sponsor-Institute agrees that they shall publish the Study in accordance with all applicable laws, rule and regulations.  In addition, the  Study shall be registered and disclosed on www.clinicaltrials.gov and any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors. Additionally, Sponsor-Institute shall post results of the study in accordance with all applicable laws, rules and regulations.

B.   The parties agree to submit any proposed publication or presentation to the each other for review and comment at least thirty (30) days prior to submitting any such proposed publication to a publisher or proceeding with such proposed presentation. Within thirty (30) days of its receipt, the parties shall advise each other, as the case may be, in writing of any information contained therein which is Confidential Information (other than Study results and Study Data) or which may impair the availability of patent protection for Inventions. Each party agree to remove specifically identified Confidential Information of the other party (other than Study results and Study Data) and/or to delay the proposed publication or presentation for an additional sixty (60) days to seek patent protection for any Inventions. The parties also agree to give the appropriate acknowledgment for the other party’s contribution in any publication, manuscript, abstract, poster or oral presentation resulting from this Study.

8.

Sponsor-Institute shall provide CytoWave with a Final Research Project Report. Such Final Research Project Report will include any data resulting from the conduct of the Study or Research Plan or other information or analyses intended for publication or submission.

Sponsor-Institute having notified CytoWave upon completion of the Study, shall provide CytoWave with a Final Study Report within three (3) months after the completion of the Research Project. Sponsor-Institution is a “Covered Entity” under the Health Insurance Portability and Accountability Act of 1996, 45.C.F.R. Parts 160 & 164, and all applicable regulations promulgated from time to time thereunder ("HIPAA" or the "Privacy Rule") and as such, the Final Research Project Report shall not include identifying Protected Health Information as defined under the Privacy Rule. In the  event CytoWave and/or its representatives come into contact with any Study subject’s medical records, CytoWave and/or its representatives shall hold in confidence the identity of such subject.

9.

“Study Data” is defined as case report forms (or their equivalent) or electronic data records, as well as any other documents or materials created for the Study or generated from the conduct of the Protocol, elements of which may be duplicated within the Sponsor-Institute’s Original Source Documents. Original Source Documents is defined as but not limited to the original of all medical records, hospital records, clinical and patient charts, laboratory notes, pharmacy dispensing records, recorded data from automated instruments, microfiches, photographic negatives, microfilm or magnetic media, X-rays and other diagnostic images, and other records generated and maintained by pharmacy, laboratories and medico-technical departments of Sponsor-Institute or the UAMS Medical Center. Sponsor-Institute or UAMS Medical Center shall at all times retain ownership of all Original Source Documents generated by Sponsor-Institute. Sponsor-Institution will, where duly authorized or within the bounds of legal requirements, provide or make such medical records and individual subject data available to CytoWave. CytoWave shall have the right to freely utilize such Study Data resulting from this Study for any and all legal purpose (consistent with the scope of the informed consent and HIPAA authorization given by the Study Subjects). Sponsor-Institute shall have the right to obtain and use the Study Data in order to publish the Study results as provided in this Agreement, for continuing academic and research purposes and for the treatment and medical care of any Study subject.

10.

Sponsor-Institute shall grant CytoWave access to the work product of the Research Plan that may include but is not limited to prototype testing data, design specifications, diagrams and schematics, software, and grant CytoWave the ability to review design history documentation and design plan. Sponsor-Institute shall also grant CytoWave the right to demonstrate the prototype to prospective investors and commercial partners within a reasonable schedule.

11.

CytoWave shall loan the equipment listed in Exhibit C that has been funded by CytoWave for the term of the Licensing Agreement between CytoWave and Sponsor-Institute, dated December 15, 2012.

12.

Each party shall reserve and retain full title and rights to any pre-existing intellectual property. Nothing in this Agreement shall constitute any grant, option or license to one party under any patent, patent application or other rights now or hereafter held by the other party.

13.

A.

Title to any and all discoveries, know how and/or inventions, whether or not patentable, which are conceived or reduced to practice during and as a part of the performance of the Research Project pursuant to this Agreement by Sponsor-Institute, Sponsor-Investigator, faculty, staff, employees, agents or students, that are not protected by the patent claims licensed to CytoWave under the Licensing Agreement between CytoWave and Sponsor-Institute, dated December 15, 2012 (hereinafter an “Invention(s)”) shall be and remain the sole property of the Sponsor-Institute. The terms “conceived” and “reduced to practice” shall be given the meaning of those terms as they appear in 35 USC Section 102 (g). Sponsor-Institute shall promptly inform CytoWave in confidence of such Inventions.

B.

Sponsor-Institute hereby grants to CytoWave, the first option to acquire (i) a world-wide, exclusive, royalty-bearing license (with the right to sublicense) to the patent(s) and/or other property right(s) for any Invention. CytoWave must notify Sponsor-Institute of its election to exercise such option in writing within ninety (90) days of Sponsor-Institute’s disclosure of Inventions to CytoWave. Once CytoWave notifies Sponsor-Institute that it wishes to exercise its option rights, the parties will have one-hundred and twenty (120) days to negotiate such exclusive license at commercially reasonable terms. If such exclusive license has not been negotiated within such period and any extensions of time agreed to by both parties, Sponsor-Institute shall be free to license its Inventions to another party without further obligations to CytoWave. In the event that CytoWave obtains an exclusive license to Sponsor-Institute’s rights to Inventions, such license shall provide for CytoWave to grant to Sponsor-Institute a permanent, royalty-free, fully paid-up, sub-licensable, non-exclusive license to practice such Inventions solely for Sponsor-Institute’s internal (including research with Sponsor-Institute’s academic collaborators and affiliates) research and academic purposes.

C.

The parties mutually acknowledge that the United States Government, as a matter of statutory right under 35 USC Sections 200-212, holds or may hold a non-exclusive license and certain other rights under patents on Inventions made as a consequence of research whose funding includes funds supplied by the United States Government. In the event the United States Government has such rights or in the future is found to have such rights with respect to all or any Inventions, any license contemplated under this Agreement, even if termed “exclusive” license, shall be understood to be subject to the rights of the United States Government, without any effect on the parties’ remaining obligations, as set forth in the license or in this Agreement.

14.

CytoWave will indemnify, defend and hold harmless Sponsor-Institute, its trustees, directors, officers, the University of Arkansas for Medical Sciences Medical Center and their respective employees and agents, the Institutional Review Board, other holding academic appointments within the Sponsor-Institute, and students (collectively “Indemnitees”) from and against all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney fees), arising out of the use of any Research Project results and data provided to CytoWave by Sponsor-Institute under this Agreement.

Sponsor-Institute represents that the University of Arkansas, as an instrumentality of the State of Arkansas, is prohibited by Article 12 Section 12 of the Arkansas State Constitution from assuming the liability of another party. Any agreement by Sponsor-Institute to hold another party harmless from liability would be void and unenforceable against the Sponsor-Institute. Except where there is negligence or willful misconduct on the part of CytoWave or its representatives, Sponsor-Institute agrees to assume responsibility – as determined by the Arkansas State Claims Commission – for actual personal injuries or property damage arising from the work performed under this Agreement due to the negligence or willful misconduct on the part of Sponsor-Institute, its employees and agents, or a breach of any applicable federal, state, or local law by the Sponsor-Institute and its employees and agents.

15.

This Agreement shall be effective upon full execution of the Agreement by the parties (“Effective “Date”) and shall continue for a period of twelve months from the Effective Date or until the termination of completion of the Study, or as modified in writing and agreed to by both parties, whichever is longer.

16.

Either party may terminate this Agreement: (1) if the other party breaches any of its obligations or provisions of this Agreement, provided however, that the defaulting party will be given not less than thirty (30) days prior written notice of such default and the opportunity to cure the default during such period; (2) for any reason, with or without cause, upon thirty (30) days prior written notice; or (3) immediately, for reasons of safety.  Upon termination of this Agreement, CytoWave’s sole obligation will be to pay Sponsor-Institute a pro-rated amount in accordance with the Budget, for actual work performed pursuant to the Research Project.

17.

Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is: (i) delivered by hand; (ii) received by registered or certified mail, postage prepaid, return receipt requested; (iii) confirmed as received if by facsimile; or (iv) received by internationally recognized, overnight courier, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to Sponsor-Institute for contractual issues: University of Arkansas for Medical Sciences

Office of Research and Sponsored Programs By USPS: 4301 West Markham, #718-3

By courier: 325 South Jack Stephens Drive Biomed Bldg 1, Suite 105

Little Rock, AR 72205 USA Attn: Sr. Contracts Attorney

For scientific issues:

University of Arkansas for Medical Sciences Dr. Vladimir Zharov, Ph.D.

4301 West Markham, MS#543 Little Rock, AR 72205

If to CytoWave:

George Yu, President & CEO Cyto Wave Technologies, Inc. 201 Spear Street, Suite 1100 San Francisco, CA 94105

18.

Subject to Applicable Laws, none of Sponsor-Institute, Sponsor-Investigator, or CytoWave shall mention or otherwise use the name, trademark, trade name or logo of the other in any advertisement, press release, or promotional material with respect to the Study without the prior written approval of the other party.

19.

The relationship of the parties hereto shall be that of independent contractors. The parties hereto are not deemed to be agents, employer-employee, partners or joint venturers of the other for any purpose as a result of this Agreement or of any actions contemplated hereby.

20.

Neither party shall be entitled to assign this Agreement or any of its rights and obligations hereunder without the express written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that CytoWave may assign this Agreement and/or  its rights and obligations  hereunder without  the consent of Sponsor-Institute, to (a) any Affiliate; (b) an assignee or successor in interest (by merger, operation of law or otherwise); or (c) a purchaser of all or substantially all of CytoWave’s business.

21.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document. It may be executed simultaneously in any number of counterparts (including by facsimile or scanned copies of signature in portable document format “pdf” and delivered via electronic mail), each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

22.

If any provision of this Agreement is, becomes or is deemed invalid, illegal or unenforceable, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable; or if it cannot be so amended without materially altering the intention of the parties, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

23.

Any rights or obligations set forth herein which by their nature are intended to extend beyond the termination of this Agreement, including but not limited to Articles 6 – 23 shall survive any such termination.

24.

This Agreement constitutes the entire agreement between the Sponsor-Institute and CytoWave regarding the subject matter hereof and supersedes any and all other agreements and understandings between Sponsor-Institute and CytoWave, whether oral or written, with respect to the subject matter hereof. No modification of this Agreement shall be deemed effective unless in writing and signed by the parties hereto, and any waiver granted shall not be deemed effective unless in writing and executed by the party against whom enforcement of such waiver is sought.

25.

This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of Arkansas, without regard to its conflict of law principles.

Signatures on following page

IN WITNESS  THEREOF,  the  parties  caused  this  Agreement  to  be  executed  by their  duly authorized representatives as of the Effective Date.

CYTO WAVE Technologies, Inc.

THE BOARD OF TRUSTEES OF THE

UNIVERSITY OF ARKANSAS ACTING FOR AND ON BEHALF OF THE UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES

By:  /s/ George Yu

By:  /s/ Suzanne Alstadt

Name:  George Yu                                             Name: Suzanne Alstadt, MPA, CRA

Title:

President & CEO

Title: Director, Office of Research and Sponsored Programs

Date:   April 18, 2013

Date:  April 18, 2013

Read and acknowledged:

By:  /s/ Vladimir Zharov

 Vladimir Zharov, Ph.D.

Date:  April 18, 2013

By:  /s/ Laura Hutchins

 Laura Hutchins, M.D.

Date:  April 18, 2013

EXHIBIT A RESEARCH PLAN

EXHIBIT B STUDY PROTOCOL

EXHIBIT C BUDGET